Exhibit 99.1

For More Information:
Joe Moss	Andy Mus
Appalachian Bancshares	Marsh Communications
706-276-8156	404-327-7662
jtmoss@acbanks.net	amus@marshcomm.net

Appalachian Bancshares Inc. to Present at the America’s Community Bankers Community Bank Investor Conference

ELLIJAY, Ga., April 26, 2006 - Appalachian Bancshares, Inc. (Nasdaq:APAB) today announced that it would participate in America’s Community Bankers Community Bank Investor Conference May 3-4 in New York.
Tracy Newton, chief executive officer, and Joe Moss, president and chief operating officer, will present at 11:15 a.m. ET on May 4, 2006. They will update the company’s financial performance and detail the company’s business strategy.
The presentation will be web cast and can be accessed at the company's web site, www.acbanks.net, by choosing Investor Relations and Presentations. Those accessing the presentation through this web site should allow extra time to register and download any necessary software. The web cast will be available on Appalachian Bancshares’ web site for three months following the presentation. The Company expects to file its presentation slides with the Securities and Exchange Commission on May 4, 2006, prior to the start of the conference.
America’s Community Bankers is the member-driven national trade association representing community banks that pursue progressive, entrepreneurial and service-oriented strategies to benefit their customers and communities.

About Appalachian Bancshares, Inc.
Appalachian Bancshares, Inc., based in Ellijay, Ga., is the holding company of Appalachian Community Bank, a state-chartered bank organized under the laws of the State of Georgia. Appalachian Community Bank also operates under the trade name of Gilmer County Bank. Appalachian Bancshares has assets of $592.6 million and through Appalachian Community Bank provides a full range of community banking services to individuals, small and medium-sized businesses, real estate developers, contractors and farmers, through its North Georgia banking offices located in Ellijay, East Ellijay, Blue Ridge and Blairsville, as well as loan production offices located in Chatsworth, Ga. and Copperhill, Tenn. with plans to open loan production offices in Ducktown, Tenn., and Murphy, N.C. The common stock of Appalachian Bancshares is traded on the Nasdaq National Market, under the symbol APAB. For more information, please visit the Company’s website at www.acbanks.net.

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